CONSENT OF STEPHEN P. ANTONY

The undersigned hereby consents to:

(i)

the filing of the disclosure of scientific or technical information concerning mineral projects in the Management Discussion and Analysis for the period ended December 31, 2014 (the “2014 MD&A”) of Energy Fuels Inc. (the “Company”) filed as an exhibit to the Company’s Form 40-F Annual Report for the period ended December 31, 2014, and any amendments thereto (the “Form 40-F”);

(ii)

the filing of the disclosure of scientific or technical information concerning mineral projects in the Management Discussion and Analysis for the period ended March 31, 2015 (the “March MD&A”) of the Company included as an exhibit to the Company’s Form 6-K filed with the United States Securities and Exchange Commission (the “SEC”) on May 11, 2015;

(iii)	the filing of the technical disclosure regarding the Company in the news release of the Company included as an exhibit to the Form 6-K of the Company dated January 5, 2015 (the “January 6-K”);

(iv)

the filing of the technical disclosure regarding the Company in the news releases of the Company dated March 19, 2015 and March 20, 2015 included as exhibits to the Form 6- Ks of the Company dated March 20, 2015 (the “March 6-Ks”);

(v)

the filing of the technical disclosure regarding the Company in the news release of the Company included as an exhibit to the Current Report on Form 8-K of Uranerz Energy Corp. dated January 5, 2015 (the “8-K”);

(vi)

the incorporation by reference of the applicable technical disclosure from the Form 40-F, the 2014 MD&A, the March MD&A, the 8-K and the January 6-K, the March 6-Ks into the Company’s Form F-4 Registration Statement being filed with the SEC, and any amendments thereto (File No. 333-203996)(the “F-4”); and

(vii)	the use of my name in the Form 40-F, the March MD&A, the 2014 MD&A, the 8-K, the January 6-K, the March 6-Ks and the F-4.

/s/ Stephen P. Antony
Name: Stephen P. Antony, P.E.
Title: President and Chief Executive Officer,
Energy Fuels Inc.

Date: May 26, 2015